EXHIBIT 10.57

STOCK PURCHASE AGREEMENT

by and among

AUTOMOTIVE SPECIALTY ACCESSORIES AND PARTS, INC.,

2000 RIVERSIDE CAPITAL APPRECIATION FUND, L.P.,

THE OTHER STOCKHOLDERS OF
AUTOMOTIVE SPECIALTY ACCESSORIES AND PARTS, INC.
LISTED ON EXHIBITS A-1 AND A-2 HERETO

and

GO FIDO, INC.

Dated as of August 2, 2010

TABLE OF CONTENTS
Page
ARTICLE I	DEFINITIONS	1
ARTICLE II	SALE AND PURCHASE	7
2.1	Sale and Purchase of Shares	7
2.2	Purchase Price	7
2.3	Cash Adjustment	9
2.4	Working Capital Adjustment	11
ARTICLE III	CLOSING AND DELIVERIES	13
3.1	Closing	13
3.2	Deliveries by the Sellers	13
3.3	Deliveries by Buyer	14
ARTICLE IV	REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANY	15
4.1	Capitalization and Title	15
4.2	Subsidiaries	15
4.3	No Conflict; Required Filings and Consents	16
4.4	Financial Statements	16
4.5	No Brokers	17
ARTICLE V	REPRESENTATIONS AND WARRANTIES OF THE SELLERS	17
5.1	Authority, Validity and Effect	17
5.2	Title	17
5.3	Absence of Conflicts	17
5.4	Litigation	17
ARTICLE VI	REPRESENTATIONS AND WARRANTIES OF BUYER	18
6.1	Investment Intent	18
6.2	Authority, Validity and Effect	18
6.3	No Conflict; Required Consents	18
6.4	No Financing	18
6.5	No Brokers	18
ARTICLE VII	COVENANTS AND AGREEMENTS	19
7.1	Interim Operations of the Company	19
7.2	Reasonable Access; Confidentiality	20
7.3	Publicity	21
7.4	Records	21
7.5	Indemnification	21
7.6	Update and Disclosure	21
7.7	Efforts; Cooperation	22
7.8	Post Closing Cooperation	22
7.9	No Negotiation	22
7.10	Contract Termination	23
7.11	Transfer Taxes	23
ARTICLE VIII	CONDITIONS TO CLOSING	23
8.1	Conditions to Obligations of the Sellers	23
8.2	Conditions to Obligations of Buyer	24
8.3	Frustration of Closing Conditions	25
ARTICLE IX	TERMINATION OF AGREEMENT	25
9.1	Termination	25
9.2	Effect of Termination	26
9.3	Treatment of Deposit	26
ARTICLE X	REMEDIES	26
10.1	Indemnification by Buyer	26
10.2	Indemnification by the Preferred Stockholders	27
10.3	Survival	27
10.4	Exclusive Remedy	27
10.5	No Implied Representations	28
ARTICLE XI	MISCELLANEOUS AND GENERAL	28
11.1	Seller Representative	28
11.2	Expenses	29
11.3	Successors and Assigns	29
11.4	Third Party Beneficiaries	29
11.5	Further Assurances	30
11.6	Notices	30
11.7	Complete Agreement	31
11.8	Captions	31
11.9	Amendment	31
11.10	Waiver	31
11.11	Conflict of Interest	31
11.12	Governing Law	31
11.13	Severability	32
11.14	Counterparts; Electronic Transmission	32
11.15	Attorneys’ Fees	32
11.16	Construction	32

SCHEDULES:

Schedule 2.4(a)	Working Capital Principles
Schedule 4.3(a)	No Conflict
Schedule 7.1	Interim Operations of the Company
Schedule 7.10	Contract Termination

EXHIBITS:

Exhibit A-1	Preferred Stockholders
Exhibit A-2	Common Stockholders
Exhibit B	Optionholders
Exhibit C	Warrantholders
Exhibit D	Form of General Release

STOCK PURCHASE AGREEMENT

       THIS STOCK PURCHASE AGREEMENT (this “Agreement”), is dated as of August 2, 2010, by and among Automotive Specialty Accessories and Parts, Inc., a Delaware corporation (the “Company”), 2000 Riverside Capital Appreciation Fund, L.P., a Delaware limited partnership (the “Seller Representative”), the other stockholders of the Company, listed on Exhibits A-1 and A-2 attached hereto (collectively with the Seller Representative, the “Sellers”) and Go Fido, Inc., a Delaware corporation (“Buyer”).

RECITALS

A.           The Sellers are the record owners of 325,700 issued and outstanding shares of common stock, par value $.01 per share (the “Common Stock”) of the Company and 188,647.14730 issued and outstanding shares of Series A preferred stock, par value $.01 per share (the “Preferred Stock”) of the Company.

B.           The Sellers desire to sell to Buyer, and Buyer desires to purchase from the Sellers, all of the Shares held by the Sellers upon the terms set forth in this Agreement.

C.           Simultaneously herewith, Buyer’s parent, U.S. Auto Parts Network, Inc., a Delaware corporation, has entered into a guarantee of Buyer’s obligations under this Agreement.

D.           On the date hereof, Buyer is making a good faith deposit in the Company equal to $1,000,000 (collectively with any interest thereon, the “Deposit”).  The Deposit shall be held in escrow by the Escrow Agent pursuant to the terms of the Deposit Escrow Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and subject to the terms and conditions set forth herein, the Sellers and Buyer hereby agree as follows:

ARTICLE I
DEFINITIONS
For purposes of this Agreement:

“Acquisition Transaction” means any transaction involving:

(a)           the sale, license or disposition of all or a material portion of the businesses or assets of the Company or either of the Subsidiaries;

(b)           the issuance, disposition or acquisition of (i) any outstanding capital stock or other equity security of the Company or either of the Subsidiaries, (ii) any option, call, warrant or right (whether or not immediately exercisable) to acquire any of the capital stock or other equity security of the Company or either of the Subsidiaries, or (iii) any security, instrument or obligation that is or may become convertible into or exchangeable for any capital stock or other equity security of the Company or either of the Subsidiaries; or

(c)           any merger, consolidation, business combination, reorganization or similar transaction involving the Company or either of the Subsidiaries.

“Action” means any suit, legal proceeding (including any civil, criminal, investigative or appellate proceeding), hearing, audit, litigation, administrative enforcement proceeding or arbitration proceeding before any Governmental Authority or any arbitrator or arbitration panel.

“Advisory Agreement” means the Advisory Agreement, dated June 25, 2002, by and between Riverside Partners, L.L.C. and Whitney.

“Affiliate” means with respect to any Person, any Person that directly or indirectly controls, is controlled by or is under common control with such Person.

“Agreement” has the meaning set forth in the preamble.

“Arbitration Firm” has the meaning set forth in Section 2.3(b).

“Audited Financial Statements” has the meaning set forth in Section 4.4(a).

“Base Purchase Price” means (a) $27,500,000 if the Closing occurs at or prior to 11:59 p.m. ET on August 12, 2010; (b) $28,000,000 if the Closing occurs after 11:59 p.m. ET on August 12, 2010, but at or prior to 11:59 p.m. ET on August 19, 2010; (c) $28,500,000 if the Closing occurs after 11:59 p.m. ET  on August 19, 2010, but at or prior to 11:59 p.m. ET on August 26, 2010 and (d) $29,000,000 if the Closing occurs after 11:59 p.m. ET on August 26, 2010.

“Bonus Release” has the meaning set forth in Section 2.2(b).

“Business Day” means any day other than a Saturday, a Sunday or any other day on which the Federal Reserve Bank of New York is closed.

“Buyer” has the meaning set forth in the preamble.

“Buyer Indemnitees” has the meaning set forth in Section 10.2(a).

“Cash and Cash Equivalents” means all cash and cash equivalent assets (including marketable securities) of the Company and the Subsidiaries on a consolidated basis determined in accordance with GAAP.

“Cash Statement” has the meaning set forth in Section 2.3(a).

“Closing” has the meaning set forth in Section 3.1.

“Closing Date” has the meaning set forth in Section 3.1.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Shares” means all of the issued and outstanding shares of Common Stock.

“Common Stock” has the meaning set forth in the recitals.

“Common Stock Amount” has the meaning set forth in Section 2.2(c).

“Common Stockholder” means each holder of Common Stock.

“Company” has the meaning set forth in the preamble.

“Company Debt” means all amounts owed by the Company or the Subsidiaries at the Closing pursuant to the Advisory Agreement, the Senior Credit Agreement and the Milos Note.

“Company’s Knowledge” means the actual knowledge of Thomas West, Jerome Mascitti, Christopher Krohn, Geoff Robertson, Jim Nelson and Vivian Root after reasonable inquiry.

“Company Stockholders Agreement” has the meaning set forth in Section 3.2(m).

“Confidentiality Agreement” has the meaning set forth in Section 7.2(b).

“Consideration Spreadsheet” has the meaning set forth in Section 2.2(f)(i).

“Consent” means any consent, approval, authorization, qualification, waiver or registration required to be obtained from, filed with or delivered to any Person in connection with the consummation of the transactions contemplated hereby.

“Contracts” means all contracts (whether oral or written), leases, licenses, note or other debenture, guaranty, indemnity, commitment and other agreements (including any amendments and other modifications thereto) to which the Company or a Subsidiary is a party, other than purchase orders entered into in the ordinary course of business.

“Deposit” has the meaning set forth in the recitals.

“Deposit Escrow Agreement” means the deposit escrow agreement, dated as of the date hereof, among the Escrow Agent, the Seller Representative and Buyer.

“Escrow Agent” means KeyBank, N.A.

“Estimated Cash” means the Company’s good faith estimate of the Cash and Cash Equivalents as of the close of business on the day immediately preceding the Closing Date.

“Estimated Working Capital” has the meaning set forth in Section 2.4(a).

“Final Cash” has the meaning set forth in Section 2.3(a).

“Final Working Capital” has the meaning set forth in Section 2.4(b).

“GAAP” means United States generally accepted accounting principles applied on a basis consistent with the preparation of the Audited Financial Statements.

“General Enforceability Exceptions” means (a) applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally from time to time in effect and (b) the availability of equitable remedies (regardless of whether enforceability is considered in a proceeding at law or in equity).

“General Release” means a general release substantially in the form of Exhibit D.

“Governmental Authority” means any government or political subdivision, whether federal, state, local, municipal or foreign, or any agency of any such government or political subdivision, any federal, state, local or foreign court or a Person exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police or taxing authority.

“Initial Purchase Price” has the meaning set forth in Section 2.2(a).

“Interim Period” has the meaning set forth in Section 7.1.

“Law” means any law, statute, code, ordinance, regulation or rule of any Governmental Authority.

“Liens” means any mortgage, lien, security interest, option, pledge, hypothecation, charge, equitable interest, right of first refusal, preemptive right, community property interest, defect, impairment, imperfection of title, restriction or other similar encumbrance.

“Losses” has the meaning set forth in Section 10.1.

“Management Bonuses” means the bonuses, if any, paid by the Company or any Subsidiary to employees of the Company or any Subsidiary in connection with the Closing.

“Material Adverse Effect” means any change, occurrence, event or development, individually or in aggregate, that has a material adverse effect on the business, results of operations or financial condition of the Company and the Subsidiaries, taken as a whole; but, in each case, none of the following, either alone or in combination, shall be deemed to constitute, or be taken into account in determining whether there has been, such a material adverse effect:  any change, occurrence, event or development (a) resulting from general economic, political, financial, banking, credit or securities market conditions, including any disruption thereof and any interest or exchange rate fluctuations as long as such conditions do not have a materially disproportionate impact on such Person; (b) resulting from the announcement or performance of, or compliance with, this Agreement or the transactions contemplated hereby, (c) resulting from any changes in applicable Laws or accounting rules as long as such changes do not have a materially disproportionate impact on such Person, (d) resulting from natural disasters, acts of terrorism or war (whether or not declared), or epidemics or pandemics as long as such events do not have a materially disproportionate impact on such Person or (e) arising out of any action taken or omitted to be taken at the written request of the other party.

“Milos Note” means that certain Second Amended and Restated Subordinated Promissory Note, dated May 14, 2009, by Whitney in favor of John Milos.

“Net Working Capital” means, on a consolidated basis, (a) the sum of the Company’s and the Subsidiaries’ (i) receivables, net of reserve, (ii) inventory, (iii) prepaid expenses and (iv) deferred catalog expense (excluding Cash and Cash Equivalents) minus (b) the sum of the Company’s and the Subsidiaries’ (i) accounts payable, (ii) accrued liabilities, and (iii) other current liabilities (excluding Company Debt, Management Bonuses and Selling Expenses), calculated in accordance with the principles of preparation and the trial balances set forth on Schedule 2.4(a).

 “Option Agreements” means the option agreements between the Company and the Optionholders.

“Option Amount” has the meaning set forth in Section 2.2(e)(i).

“Optionholders” means those individuals listed on Exhibit B attached hereto.

“Options” means options to purchase shares of Common Stock issued pursuant to the Company’s 2002 Equity and Performance Incentive Plan, as amended.

“Order” means any order, judgment, ruling, injunction, assessment, award, decree or writ of any Governmental Authority.

“Payoff Letters” has the meaning set forth in Section 2.2(b).

“Permitted Liens” means (a) Liens arising under or related to the Company Debt, (b) Liens for Taxes, assessments and other charges of Governmental Authorities not yet due and payable or being contested in good faith by appropriate proceedings for which collection or enforcement against the property is stayed, (c) mechanics’, workmens’, repairmen’s, warehousemen’s, carriers’ or other like Liens arising or incurred in the ordinary course of business or by operation of Law if the underlying obligations are not delinquent, and (d) with respect to the Real Property, (i) zoning, building and other similar restrictions or (ii) imperfections in title; provided, that none of the foregoing described in this clause (d) will individually or in the aggregate impair the continued use and operation of the property to which they relate in the business of the Company or any Subsidiary as presently conducted.

“Person” means any individual, sole proprietorship, partnership, corporation, limited liability company, joint venture, unincorporated society or association, trust or other legal entity or Governmental Authority.

“Preferred Shares” means all of the issued and outstanding shares of Preferred Stock.

“Preferred Stock” has the meaning set forth in the recitals.

“Preferred Stockholder” means each holder of Preferred Stock.

“Purchase Price” has the meaning set forth in Section 2.2(a).

“Real Property” means all the Company’s and the Subsidiaries’ real property and interest in real property, leaseholds and subleaseholds, all buildings and other improvements thereon and other real property interests currently used in the business or operations of the Company and the Subsidiaries.

“Representative Fund Amount” means $750,000.

 “Securities Act” means the Securities Act of 1933, as amended.

“Seller Indemnitees” has the meaning set forth in Section 10.1.

“Seller Representative” has the meaning set forth in the preamble.

“Sellers” has the meaning set forth in the preamble.

“Selling Expenses” means all of the fees and expenses incurred by the Sellers and/or the Company or the Subsidiaries in connection with the consummation of the transactions contemplated hereby.

“Senior Credit Agreement” means the Revolving Credit, Term Loan, Guaranty and Security Agreement, dated as of May 14, 2009 (as has been amended, supplemented, restated or otherwise modified from time-to-time), by and among the Company, the Subsidiaries, the financial institutions party thereto and PNC Bank, National Association, as agent.

“Settlement Amounts” has the meaning set forth in Section 2.2(b).

“Shares” means, collectively, the Common Shares and the Preferred Shares.

“Subsidiaries” means, collectively, Whitney and Value Solutions, and each individually is a “Subsidiary”.

“Subsidiary Shares” means, collectively, the Whitney Shares and the Value Solutions Shares.

“Target Working Capital Range” means a range between negative $7,250,918 and negative $11,250,918.

“Tax” means (a) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, escheat, ad valorem, value added, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, similar governmental fee or other similar assessment or similar charge, together with any interest, penalties, additions to tax or additional amounts imposed by any Taxing Authority, (b) any liability for the payment of any amounts of the type described in clause (a) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any taxable period, and (c) any liability for the payment of any amounts of the type described in clause (a) or (b) of this sentence as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to assume such Taxes or to indemnify any other Person.

“Tax Returns” means all Tax returns, statements, reports, information returns, and forms required to be filed with any Taxing Authority.

“Taxing Authority” means any Governmental Authority responsible for the administration or imposition of any Tax.

“Termination Date” has the meaning set forth in Section 9.1(b).

 “Value Solutions” means Value Solutions, Inc., a Delaware corporation.

“Value Solutions Shares” has the meaning set forth in Section 4.2(c).

“Warrant Amount” has the meaning set forth in Section 2.2(e)(ii).

“Warrantholders” those parties listed on Exhibit C attached hereto.

“Warrants” means warrants to purchase shares of Common Stock pursuant to those certain warrants dated December 30, 2008.

“Whitney” means Whitney Automotive Group, Inc., a Delaware corporation.

“Whitney Shares” has the meaning set forth in Section 4.2(b).

“Working Capital Overage” has the meaning set forth in Section 2.4(a).

“Working Capital Statement” has the meaning set forth in Section 2.4(b).

“Working Capital Underage” has the meaning set forth in Section 2.4(a).

ARTICLE II
SALE AND PURCHASE

2.1 Sale and Purchase of Shares.  At the Closing (a) the Sellers shall sell, assign and transfer to Buyer all of the Shares, free and clear of all Liens and (b) Buyer shall pay and deliver, or cause to be paid and delivered, the Purchase Price to, or for the benefit of, the Sellers and take the other actions described in this Article II.

2.2 Purchase Price.

(a) Subject to the adjustments set forth in Section 2.3 and Section 2.4, in full consideration for the transfer of the Preferred Shares, Buyer shall pay or cause to be paid to, or for the benefit of, the Preferred Stockholders at the Closing an aggregate amount equal to the Base Purchase Price plus the Estimated Cash minus:

        (i) the aggregate amount of Company Debt outstanding immediately prior to the Closing;

        (ii) the Common Stock Amount,

        (iii) the Option Amount;

        (iv) the Warrant Amount;

        (v) the Selling Expenses;

        (vi) the Management Bonuses;

        (vii) the Deposit; and

        (viii) the Representative Fund Amount (such amount, the “Initial Purchase Price”), increased by (x) any Working Capital Overage or decreased by (y) any Working Capital Underage (the result of such calculation, as adjusted, the “Purchase Price”).

(b) At the Closing, Buyer shall (A) on behalf of the Company and the Subsidiaries, cause the Company Debt outstanding immediately prior to the Closing to be repaid in full to the party or parties entitled thereto pursuant to instructions delivered by the Seller Representative to Buyer at least  two (2) Business Days prior to the Closing and Buyer shall receive a payoff letter, in a form reasonably acceptable to Buyer, from each holder of Company Debt (the “Payoff Letters”), (B) on behalf of the Sellers, the Company or any Subsidiary, pay the Selling Expenses to the Persons entitled thereto pursuant to the invoices and payoff letters delivered to Buyer pursuant to Section 3.2(d), (iii) on behalf of the Company and the Subsidiaries, pay the Management Bonuses, and Buyer shall receive a general release, in a form reasonably acceptable to Buyer, from each recipient of a Management Bonus (“Bonus Release”), (iv) pay the Representative Fund Amount to the Seller Representative pursuant to instructions delivered by the Seller Representative to Buyer at least two (2) Business Days prior to the Closing, and (v) pay the Escrow Amount to the Escrow Agent (collectively with the Common Stock Amount, the “Settlement Amounts”).

(c) At the Closing, in full consideration for the surrender of the Common Stock held by the Common Stockholders, Buyer shall pay or cause to be paid to each Common Stockholder an amount equal to One Dollar ($1.00) (such amount, in the aggregate, the “Common Stock Amount”), payable in cash.  Each Common Stockholder that does not own Preferred Stock acknowledges and understands that the Common Stock Amount is the only consideration such Common Stockholder is entitled to under this Agreement.  No Common Stockholder (other than those Common Stockholders who also own Preferred Stock) shall have any liability pursuant to this Agreement other than for breaches of the representations made by such Common Stockholder in Article V, pursuant to the limitations set forth in this Agreement.

(d) In full consideration for the Preferred Stock held by the Preferred Stockholders, at the Closing, Buyer shall pay or cause to be paid to each Preferred Stockholder, an amount equal to such Preferred Stockholder’s pro-rata portion of the Purchase Price in accordance with the percentages set forth on Exhibit A-1, payable in cash by bank wire transfer of immediately available funds to an account or accounts designated in writing by the applicable Preferred Stockholder at least two (2) Business Days prior to the Closing.

(e) Treatment of Options and Warrants.

       (i) At the Closing, in full consideration for the surrender of the Options held by the Optionholders, Buyer shall pay or cause to be paid to each Optionholder an amount equal to One Dollar ($1.00) (such amount, in the aggregate, the “Option Amount”), payable in cash.  Prior to the Closing the Company shall take all actions required to cancel each outstanding Option effective immediately prior to the Closing without any right to receive consideration therefore except as set forth in this Section 2.2(e)(i) and the Company shall deliver to Buyer evidence of such cancellation in a form reasonably acceptable to Buyer.

       (ii) At the Closing, in full consideration for the surrender of the Warrants held by the Warrantholders, Buyer shall pay or cause to be paid to each Warrantholder an amount equal to One Dollar ($1.00) (such amount, in the aggregate, the “Warrant Amount”), payable in cash.  Each Warrantholder acknowledges and understands that the Warrant Amount is the only consideration such Warrantholder is entitled to under this Agreement.  Prior to the Closing the Company shall take all actions required to cancel each outstanding Warrant effective immediately prior to the Closing without any right to receive consideration therefore except as set forth in this Section 2.2(e)(ii) and the Company shall deliver to Buyer evidence of such cancellation in a form reasonably acceptable to Buyer.

(f) Consideration Spreadsheet.

       (i) The Company shall deliver a spreadsheet (the “Consideration Spreadsheet”) to Buyer at least two (2) Business Days prior to Closing accompanied by a certificate of the Company’s chief financial officer attesting to the Consideration Spreadsheet’s accuracy.  The Consideration Spreadsheet shall set forth (A) the name and address of, and wire instructions for, each Preferred Stockholder, (B) the number of Shares held by each Preferred Stockholder immediately prior to the Closing, (C) the name and address of, and wire instructions for, each Person that shall receive a Settlement Amount, (D) the  calculation of the Purchase Price and the aggregate portion of the Purchase Price that each Preferred Stockholder is entitled to receive with respect to such Shares in accordance with Section 2.2, and (F) the percentage of adjustment payments made to, or payable by, the Preferred Stockholders pursuant to Sections 2.3 or 2.4.  The Company shall make the work papers and back-up materials used in preparing the Consideration Spreadsheet available to Buyer and its representatives.

       (ii) Buyer shall be entitled to rely conclusively on the information set forth in the Consideration Spreadsheet with respect to distribution of the Purchase Price (including the Settlement Amounts) and any adjustments made in accordance with Sections 2.3 or 2.4, and no Person shall have any cause of action against Buyer, the Company, the Escrow Agent or any of their respective representatives for any action taken in accordance with and in reliance upon the Consideration Spreadsheet.

2.3 Cash Adjustment.

(a) Cash Statement.  Within thirty (30) days after the Closing Date, Buyer shall cause to be prepared and delivered to the Seller Representative a statement (the “Cash Statement”), setting forth the Cash and Cash Equivalents as of the close of business on the day immediately preceding the Closing Date (the “Final Cash”).  The Cash Statement is to be prepared in accordance with GAAP.

(b) Dispute.  Within ten (10) days following receipt by the Seller Representative of the Cash Statement, Seller Representative shall deliver written notice to Buyer of any dispute it has with respect to the preparation or content of the Cash Statement.  Seller Representative shall not dispute the accounting principles and adjustments used in preparing the Cash Statement and Final Cash if such principles and adjustments are consistent with GAAP.  If Seller Representative does not notify Buyer of a dispute with respect to the Cash Statement within such ten (10)-day period, such Cash Statement will be final, conclusive and binding on the parties.  In the event of such notification of a dispute, Buyer and the Seller Representative shall negotiate in good faith to resolve such dispute.  If Buyer and the Seller Representative notwithstanding such good faith effort, fail to resolve such dispute within thirty (30) days after the Seller Representative advises Buyer of its objections, then Buyer and the Seller Representative jointly shall engage PricewaterhouseCoopers or such other independent accounting firm mutually acceptable to Buyer and the Seller Representative (the “Arbitration Firm”) to resolve such dispute.  As promptly as practicable thereafter, Buyer and the Seller Representative shall each prepare and submit a presentation to the Arbitration Firm.  As soon as practicable thereafter, Buyer and the Seller Representative shall cause the Arbitration Firm to choose one of the parties positions based solely upon the presentations by Buyer and the Seller Representative.  The party whose position is not accepted by the Arbitration Firm will be responsible for all of the fees and expenses of the Arbitration Firm.  All determinations made by the Arbitration Firm will be final, conclusive and binding on the parties.

(c) Access.  For purposes of complying with the terms set forth in this Section 2.3, Buyer and the Company, on the one hand, and the Seller Representative, on the other hand, shall cooperate with and make available to each other and their respective representatives all information, records, data and working papers, and shall permit access to its facilities and personnel, as may be reasonably required in connection with the preparation and analysis of the Cash Statement and the resolution of any disputes thereunder.

(d) Downward Adjustment.  If the Final Cash (as determined pursuant to Section 2.3(b)) is less than Estimated Cash, then the Purchase Price will be adjusted downward by the amount of such shortfall, and the Preferred Stockholders shall pay, or the Seller Representative shall pay, or cause to be paid on behalf of the Preferred Stockholders, in the percentages set forth on the Consideration Spreadsheet, to Buyer an amount in cash equal to such shortfall by wire transfer of immediately available funds to an account designated in writing by Buyer to the Seller Representative prior to the date such payment is due hereunder.  Such payment is to be made within three (3) Business Days of the date on which the Final Cash is finally determined pursuant to Section 2.3(b).

(e) Upward Adjustment.  If Final Cash (as finally determined pursuant to Section 2.3(b)) is greater than Estimated Cash, then the Purchase Price will be adjusted upward by the amount of such excess, and Buyer shall pay or cause to be paid an amount in cash equal to such excess to the Preferred Stockholders in the percentages set forth on the Consideration Spreadsheet.  Any such amounts shall be paid by Buyer within three (3) Business Days from the date on which the Final Cash is finally determined pursuant to Section 2.3(b) by wire transfer of immediately available funds to an account or accounts designated on the Consideration Spreadsheet (or such other account designated in writing by the Seller Representative to Buyer prior to the date such payment is due hereunder).

2.4 Working Capital Adjustment.

(a) Estimated Working Capital.  Within two (2) Business Days prior to the Closing Date, the Seller Representative shall prepare and deliver, or cause to be prepared and delivered, to Buyer a good faith estimate of the Net Working Capital as of the close of business on the day immediately preceding the Closing Date prepared in accordance with GAAP (except as set forth on Schedule 2.4(a)) and the principles set forth on Schedule 2.4(a) (such estimate, the “Estimated Working Capital”).  If the Estimated Working Capital is less than the bottom of the Target Working Capital Range, the Initial Purchase Price will be reduced by the amount of such shortfall (the “Working Capital Underage”), subject to further adjustment as provided in this Section 2.4.  If the Estimated Working Capital is greater than the top of the Target Working Capital Range, the Initial Purchase Price will be increased by the amount of such excess (the “Working Capital Overage”), subject to further adjustment as provided in this Section 2.4.  If the Estimated Working Capital is within the Target Working Capital Range, the Initial Purchase Price will not be adjusted pursuant to this Section 2.4(a), but will be subject to adjustment as otherwise provided in this Section 2.4.

(b) Working Capital Statement.  Within sixty (60) days after the Closing Date, Buyer shall cause to be prepared and delivered to the Seller Representative a working capital statement (the “Working Capital Statement”), setting forth Net Working Capital as of the close of business on the day immediately preceding the Closing Date (the “Final Working Capital”).  The Working Capital Statement is to be prepared in accordance with GAAP (except as set forth on Schedule 2.4(a)) and the principles set forth on Schedule 2.4(a).

(c) Dispute.  Within thirty (30) days following receipt by Buyer of the Working Capital Statement, Seller Representative shall deliver written notice to Buyer of any dispute it has with respect to the preparation or content of the Working Capital Statement.  Buyer shall not dispute the accounting principles and adjustments used in preparing the Working Capital Statement and Final Working Capital if such principles and adjustments are consistent with GAAP (except as set forth on Schedule 2.4(a)) and those set forth on Schedule 2.4(a).  If the Seller Representative does not notify Buyer of a dispute with respect to the Working Capital Statement within such thirty (30)-day period, such Working Capital Statement will be final, conclusive and binding on the parties.  In the event of such notification of a dispute, Buyer and the Seller Representative shall negotiate in good faith to resolve such dispute.  If Buyer and the Seller Representative, notwithstanding such good faith effort, fail to resolve such dispute within thirty (30) days after the Seller Representative advises Buyer of its objections, then Buyer and the Seller Representative jointly shall engage the Arbitration Firm.  As promptly as practicable thereafter, Buyer and the Seller Representative shall each prepare and submit a presentation to the Arbitration Firm.  As soon as practicable thereafter, Buyer and the Seller Representative will cause the Arbitration Firm to choose one of the parties positions based solely upon the presentations by Buyer and the Seller Representative.  The party whose position is not accepted by the Arbitration Firm shall be responsible for all of the fees and expenses of the Arbitration Firm.  All determinations made by the Arbitration Firm will be final, conclusive and binding on the parties.

(d) Access.  For purposes of complying with the terms set forth in this Section 2.4, Buyer and the Company, on the one hand, and the Seller Representative, on the other hand, shall cooperate with and make available to each other and their respective representatives all information, records, data and working papers, and shall permit access to its facilities and personnel, as may be reasonably required in connection with the preparation and analysis of the Working Capital Statement and the resolution of any disputes thereunder.

(e) Within two Business Days after the date on which the Final Working Capital is finally determined pursuant to Section 2.4(c), the Seller Representative and Buyer shall jointly determine the amount by which the Initial Purchase Price would have been adjusted pursuant to Section 2.4(a) had the Final Working Capital (as finally determined pursuant to Section 2.4(c)) been submitted for Estimated Working Capital as of the Closing.

       (i) If such substitutions would have resulted in a Purchase Price that is less than the Purchase Price that was paid on the Closing Date, then the Preferred Stockholders shall pay, or the Seller Representative shall pay, or cause to be paid, on behalf of the Preferred Stockholders in the percentages set forth on the Consideration Spreadsheet, by bank wire transfer of immediately available funds to an account designated in writing by Buyer, an amount in cash equal to such shortfall within five (5) Business Days from the date on which Final Working Capital is finally determined pursuant to Section 2.4(c).

       (ii) If such substitutions would have resulted in a Purchase Price that is greater than the Purchase Price that was paid on the Closing Date, then Buyer shall pay, or cause to be paid, to the Preferred Stockholders in the percentages set forth on the Consideration Spreadsheet, an amount in cash equal to such excess.  Such amounts shall be paid by Buyer within five (5) Business Days from the date on which the Final Working Capital is finally determined pursuant to Section 2.4(c) by wire transfer of immediately available funds to an account or accounts designated on the Consideration Spreadsheet (or such other accounts designated in writing by the Seller Representative to Buyer prior to the date such payment is due hereunder).

       (iii) If such substitutions would have resulted in a Purchase Price that is equal to the Purchase Price that was paid on the Closing Date, there will be no adjustment to the Purchase Price pursuant to this Section 2.4(e).

(f) Each of Buyer, the Company or any agent thereof shall be entitled to deduct and withhold from any consideration payable pursuant to this Agreement to any Seller or other security holder or former security holder of the Company such amounts as are required to be deducted or withheld therefrom or in connection therewith under the Code or any provision of state, local or foreign Tax Law.  To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

ARTICLE III
CLOSING AND DELIVERIES

3.1 Closing.  The closing of the transactions contemplated hereby (the “Closing”) will take place at the offices of Jones Day, 901 Lakeside Avenue, Cleveland, Ohio in no event later than the second (2nd) Business Day following the satisfaction or waiver of each of the conditions set forth in Article VIII (other than those conditions that are to be satisfied at the Closing), or on such other date or at such other time and place as the parties mutually agree in writing (the “Closing Date”).  All proceedings to be taken and all documents to be executed and delivered by all parties at the Closing will be deemed to have been taken and executed simultaneously and no proceedings will be deemed to have been taken nor documents executed or delivered until all have been taken, executed and delivered.  The effective time of the Closing will be on 12:01 a.m. Eastern Time on the Closing Date.

3.2 Deliveries by the Sellers.  At or prior to the Closing, the Sellers shall deliver, or cause to be delivered, to Buyer the following items:

(a) The stock certificates representing the Shares, with duly executed stock powers, in a form reasonably acceptable to Buyer, attached in proper form for transfer;

(b) Evidence, reasonably acceptable to Buyer, of the termination and/or cancellation of each Option and Warrant as of immediately prior to the Closing;

(c) The Payoff Letters and any necessary UCC authorizations or other releases as may be reasonably required to evidence the satisfaction of such Company Debt;

(d) Invoices and payoff letters reflecting the Selling Expenses;

(e) The Bonus Releases;

(f) The Consideration Spreadsheet and accompanying officer’s certificate;

(g) The certificate of incorporation of the Company and each of the Subsidiaries certified as of a recent practicable date by the Secretary of State of Delaware;

(h) A certificate of the Secretary of State of Delaware (and from the Secretary of State from each other foreign jurisdiction in which the Company or the Subsidiaries are qualified) as to the good standing as of the most recent practicable date of the Company and the Subsidiaries;

(i) A certificate of the Secretary of the Company and each Subsidiary, given by him or her on behalf of the Company and not in his or her individual capacity, certifying as to the bylaws of the Company and each of the Subsidiaries and the resolutions of the Board of Directors of the Company authorizing this Agreement and the transactions contemplated hereby;

(j) A certificate from an officer of the Company, given by him or her on behalf of the Company and not in his or her individual capacity, to the effect that the conditions set forth in Sections 8.2(a) and 8.2(b) have been satisfied;

(k) Written resignations of board membership and elected offices (but not employment), in a form reasonably acceptable to Buyer, from each of the directors and officers of the Company and the Subsidiaries, unless otherwise requested in writing by Buyer prior to the Closing;

(l) Original corporate record books and stock record books of the Company and the Subsidiaries;

(m) Evidence of the termination of the Stockholders Agreement, dated as of June 25, 2002 (as amended October 3, 2003 and December 30, 2008), by and among the Company, the Seller Representative and the other parties thereto (the “Company Stockholders Agreement”);

(n) Evidence of the termination of the Advisory Agreement, in a form reasonably acceptable to Buyer;

(o) A General Release executed by each of the Sellers and each of the directors and officers of the Company and the Subsidiaries;

(p) Bank signatory cards for each of the Company’s and Subsidiaries’ bank accounts;

(q) A confidentiality agreement, executed by the Seller Representative, in a form reasonably acceptable to Buyer;

(r) An affidavit issued to Buyer by an officer of the Company as required by Treasury Regulation Section 1.1445-2(c)(3) certifying that the Company has not been a United States real property holding corporation (as the term is defined in the Code and the Treasury Regulations promulgated in connection therewith) at any time during the five (5)-year period ending on the Closing Date in form and substance reasonably satisfactory to Buyer; and

(s) Evidence, reasonably acceptable to Buyer, of the termination of the Company’s 401(k) plans.

3.3 Deliveries by Buyer.  At the Closing, Buyer shall deliver, or cause to be delivered, to the Seller Representative the following items:

(a) The Purchase Price and the Settlement Amounts, in each case, paid in accordance with Section 2.2 to the Person or Persons entitled thereto;

(b) The certificate of incorporation of Buyer certified as of a recent practicable date by the Secretary of State of Delaware;

(c) A certificate of the Secretary of State of Delaware as to the good standing as of a recent practicable date of Buyer in such jurisdiction;

(d) A certificate of the Secretary of Buyer, given by him or her on behalf of Buyer and not in his or her individual capacity, certifying as to the bylaws of Buyer and as to the resolutions of the Board of Directors of Buyer authorizing this Agreement and the transactions contemplated hereby; and

(e) A certificate of an officer of Buyer, given by him or her on behalf of Buyer and not in his or her individual capacity, to the effect that the conditions set forth in Sections 8.1(a) and 8.1(b) have been satisfied.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANY

The Company and the Sellers severally represent and warrant to Buyer as follows:

4.1 Capitalization and Title.  The authorized capital stock of the Company consists of 1,200,000 shares, of which (a) 200,000 shares are Preferred Stock, (b) 1,000,000 shares are Common Stock, (c) 188,647.14730 shares of Preferred Stock are issued and outstanding and (d) 325,700 shares of Common Stock are issued and outstanding, and each issued and outstanding share of Preferred Stock and Common Stock is duly authorized, validly issued, fully paid and nonassessable.  Other than the Warrants and the Options, there are no: (a) outstanding securities convertible or exchangeable into shares of capital stock of the Company; (b) options, warrants, calls, subscriptions or other rights, agreements or commitments obligating the Company to issue, transfer or sell any shares of its capital stock; or (c) voting trusts or other agreements or understandings to which the Company is a party or by which the Company is bound with respect to the voting, transfer or other disposition of its shares of capital stock other than the Company Stockholders Agreement.  The Consideration Spreadsheet is accurate and complete in all respects and accurately sets forth the names, addresses and number of shares of Preferred Stock held by each Seller and the consideration payable to such Seller.  Exhibit B accurately sets forth the number of Options held by each Optionholder.  Exhibit C accurately sets forth the number of Warrants held by each Warrantholder.  To the Company’s Knowledge, there are no conditions or circumstances that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock of the Company or other securities of the Company.  All outstanding (i) shares of Common Stock, (ii) Preferred Stock, (iii) Warrants and (iv) Options have been issued and granted in compliance with the applicable provisions of all applicable Laws.  Immediately following the Closing, Buyer shall have god and marketable title to all of the issued and outstanding capital stock of the Company free and clear of any Liens.

4.2 Subsidiaries.

(a) Other than the Subsidiaries, neither the Company nor the Subsidiaries owns beneficially or otherwise, any shares or securities of, or any direct or indirect interest of any nature in, any Person.

(b) The authorized capital stock of Whitney consists of 1,000 shares of common stock, par value $.01 per share, of which 100 shares are issued and outstanding and are duly authorized, validly issued, fully paid and nonassessable (the “Whitney Shares”).

(c) The authorized capital stock of Value Solutions consists of 100 shares, par value $.01 per share, of which 10 shares are issued and outstanding and are duly authorized, validly issued, fully paid and nonassessable (the “Value Solutions Shares”).

(d) The Company directly or indirectly owns all issued and outstanding Subsidiary Shares free and clear of all Liens other than Liens arising under the Senior Credit Agreement.  There are no authorized or outstanding options, warrants, calls, subscriptions or other rights relating to the Subsidiary Shares or with respect to which the Subsidiaries may be obligated to issue or sell any shares of their capital stock.

4.3 No Conflict; Required Filings and Consents.

(a) Neither the execution and delivery of this Agreement by the Sellers or the Company, nor the consummation by the Sellers of the transactions contemplated hereby, nor compliance by the Sellers with any of the provisions hereof, will (i) conflict with or result in a breach of any provisions of the certificate of incorporation or bylaws of the Company or any Subsidiary, (ii) except as set forth on Schedule 4.3(a), constitute or result in the breach of any term, condition or provision of, or constitute a default under, require advance notice of, or give rise to any right of termination, cancellation, acceleration or any payment with respect to, or result in the creation or imposition of a Lien upon any property or assets of the Company or any Subsidiary pursuant to any Contract to which any of them is a party or by which any of them or their respective properties or assets may be subject or (iii) violate any Order or Law applicable to the Company or any Subsidiary or any of their respective properties or assets.

(b) Other than approval of the Board of Directors of the Company, no Consent is required to be obtained by the Company or the Sellers for the consummation by the Sellers of the transactions contemplated by this Agreement.

(c) This Agreement and other agreements to which the Company is a party delivered hereunder have been (or upon execution and delivery will be) duly authorized, executed and delivered by the Company, and assuming the due and valid authorization, execution and delivery of this Agreement and the other agreements to which the Company is a party delivered hereunder constitutes (or upon execution and delivery will constitute) the legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms except for General Enforceability Exceptions.

4.4 Financial Statements.

(a) Copies of the following financial statements have been delivered to Buyer or have been made available to Buyer for its review: (i) a draft of the audited consolidated balance sheet of the Company as of December 31, 2009 and a draft of the related audited consolidated statements of operations, stockholders’ equity, and cash flows for the fiscal year ended December 31, 2009, together with the notes thereto (the “Audited Financial Statements”), and (ii) the unaudited consolidated balance sheet of the Company as of June 30, 2010, and the related unaudited consolidated statements of operations, stockholders’ equity, and cash flows for the six (6)-month period then ended.

4.5 No Brokers.  Except for Harris Williams & Co., no broker, finder or similar agent has been employed by or on behalf of the Sellers or the Company, and no Person with which the Sellers or the Company has had any dealings or communications of any kind is entitled to any brokerage commission, finder’s fee or any similar compensation in connection with this Agreement or the transactions contemplated hereby.

ARTICLE V
RESENTATIONS AND WARRANTIES OF THE SELLERS

Each Seller represents and warrants, solely with respect to itself, himself or herself, as the case may be, to Buyer as follows:

5.1 Authority, Validity and Effect.  Such Seller has all requisite power and authority or capacity to enter into and perform his, her or its obligations under this Agreement and to consummate the transactions contemplated hereby, and this Agreement has been duly executed and delivered by such Seller pursuant to all necessary authorization and is the legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except as limited by the General Enforceability Exceptions.

5.2 Title.  Such Seller (a) is the record and beneficial owner of the Shares set forth across from such Seller’s name on Exhibit A-1 and/or Exhibit A-2 hereto, (b) has full power, right and authority, and any approval required by Law, to (i) make and enter into this Agreement and (ii) sell, assign, transfer and deliver his, her or its respective Shares to Buyer, and (c) has good and valid title to his, her or its respective Shares free and clear of all Liens, other than Liens arising under the Company Stockholders Agreement.  Upon the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof, at the Closing, Buyer will acquire valid title to the Shares, free and clear of all Liens, other than Liens created by Buyer.

5.3 Absence of Conflicts.  The execution and delivery of this Agreement, the performance by such Seller of his, her or its obligations hereunder and the consummation of the transactions contemplated hereby will not (a) violate, or constitute a breach or default under, any provisions of such Seller’s organizational documents, (b) require the consent of any third party (including any Governmental Authority and, if applicable, such Seller’s spouse), (c) result in the creation or imposition of any Lien upon the Shares owned by such Seller, (d) violate any Law or Order to which such Seller or the Shares owned by such Seller may be subject, or (e) result in the breach of any of the terms or conditions of, or constitute a default under, or in any manner release any party thereto from any obligation under, any mortgage, note, bond, indenture, contract, agreement, license or other instrument or obligation of any kind or nature by which such Seller or the Shares owned by such Seller may be bound or affected.

5.4 Litigation.  There are no pending or, to the knowledge of such Seller, threatened Actions either to which such Seller is a party or by which the Shares owned by such Seller are bound or affected or which affect or relate to the transactions contemplated hereby.  To the knowledge of such Seller, there is no reasonable basis for any such legal action, proceeding or investigation.  None of the Shares owned by such Seller is subject to any Order.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer represents and warrants to the Company and the Sellers as follows:

6.1 Investment Intent.  The Shares are being purchased for Buyer’s own account and not with the view to, or for resale in connection with, any distribution or public offering thereof within the meaning of the Securities Act and the rules and regulations promulgated thereunder.

6.2 Authority, Validity and Effect.  Buyer has the requisite power and authority to execute and deliver this Agreement and all agreements and documents contemplated hereby to be executed and delivered by it, and to consummate the transactions contemplated hereby and thereby without obtaining any additional approvals (whether internal or third party).  The execution and delivery of this Agreement and such other agreements and documents and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary action on the part of Buyer.  This Agreement has been duly and validly executed and delivered by Buyer and constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as limited by the General Enforceability Exceptions.

6.3 No Conflict; Required Consents.

(a) Neither the execution and delivery of this Agreement by Buyer, nor the consummation by Buyer of the transactions contemplated hereby, nor compliance by Buyer with any of the provisions hereof, will (i) conflict with or result in a breach of any provisions of the articles or certificate of incorporation or bylaws or equivalent organizational documents of Buyer, (ii) constitute or result in the breach of any term, condition or provision of, or constitute a default under, any material contract to which the Buyer is a party, or (iii) violate any Order or Law applicable to Buyer or any of its properties or assets.

(b) Other than approval of the Board of Directors of each of Buyer and U.S. Auto Part Network, Inc., no Consent is necessary for the consummation by Buyer of the transactions contemplated by this Agreement.

6.4 No Financing.  Buyer has (or will have from its Affiliates) sufficient funds presently available, and no non-Affiliate third party debt or equity financing is required, for Buyer to deliver the Purchase Price and to consummate the transactions contemplated by this Agreement.  As of the date hereof, Buyer has no reason to believe that Buyer will not be able to pay the Purchase Price.

6.5 No Brokers.  No broker, finder or similar agent has been employed by or on behalf of Buyer, and no Person with which Buyer has had any dealings or communications of any kind is entitled to any brokerage commission, finder’s fee or any similar compensation in connection with this Agreement or the transactions contemplated hereby.

ARTICLE VII
COVENANTS AND AGREEMENTS

7.1 Interim Operations of the Company.  Prior to the Closing Date or the earlier termination of this Agreement pursuant to Article IX (such period, the “Interim Period”), except as set forth on Schedule 7.1 or as expressly contemplated by this Agreement, unless Buyer has previously consented in writing thereto (which consent will not be unreasonably withheld, conditioned or delayed), the Company agrees, and agrees to cause the Subsidiaries, to use commercially reasonable efforts to carry on the businesses of the Company and the Subsidiaries in accordance with the expense plan delivered to Buyer on the date hereof and to preserve intact the Company’s and Subsidiaries’ current business organization, keep available the services of the Company’s and Subsidiaries’ current officers and employees and to preserve the Company’s and the Subsidiaries’ relationships with suppliers, distributors, licensors, licensees and others with which the Company and the Subsidiaries have business dealings (including, without limitation, shipping products, paying vendors and continuing marketing efforts, all in accordance with the expense plan delivered to Buyer on the date hereof).  In addition, without limiting the foregoing, during the Interim Period, except as set forth on Schedule 7.1 or as expressly contemplated by this Agreement, unless Buyer has previously consented in writing thereto (which consent will not be unreasonably withheld, conditioned or delayed), the Company shall not and shall not permit the Subsidiaries to:

(a) incur any indebtedness for borrowed money or issue any long-term debt securities or assume, guarantee or endorse such obligations of any other Person, except for indebtedness incurred in the ordinary course of business consistent with past practice under the Senior Credit Agreement; provided, the additional aggregate amount of such borrowed money under the Senior Credit Agreement shall not exceed $2,000,000;

(b) except for the sale of products in the ordinary course of business consistent with past practice, (i) acquire, or dispose of, any property or assets, (ii) mortgage or encumber any property or assets other than Permitted Liens, or (iii) cancel any debts owed to or claims held by the Company or any Subsidiary;

(c) (i) enter into any Contracts that would constitute a material Contract except Contracts made in the ordinary course of business consistent with past practice, (ii) terminate any material Contract or (iii) amend any material Contract;

(d) enter into or amend any Contracts with any Affiliates of the Company, except to the extent required by Law;

(e) except to the extent required by Law, enter into, adopt, amend or terminate any Contract relating to the compensation or severance of any employee of the Company or any Subsidiary other than in the ordinary course of business consistent with past practice or establish, adopt, enter into or amend any employee plan;

(f) make any material change to its accounting (including Tax accounting) methods, principles or practices, except as may be required by GAAP, or make any Tax election;

(g) make any amendment to its certificate of incorporation or bylaws (or equivalent organizational documents);

(h) declare or pay any dividends or distributions (whether in cash, stock or property or any combination thereof) or repurchase any shares of capital stock or other equity interests;

(i) issue or sell any capital stock or other equity interests or options, warrants, calls, subscriptions or other rights to purchase any capital stock or other equity interests of the Company or any Subsidiary or split, combine or subdivide the capital stock or other equity interests of the Company or any Subsidiary;

(j) sell, transfer, license, sublicense or otherwise dispose of any material company intellectual property, or amend or modify any existing agreements with respect to any material intellectual property rights of the Company;

(k) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or enter into any partnership arrangements, joint development agreements or strategic alliances;

(l) initiate, settle or agree to settle any Action (other than any such litigation, action, suit, proceeding, or arbitration involving a claimed amount of less than $10,000 and not involving any equitable relief); or

(m) take, or agree to take, any of the actions described in sub-clauses (a) through (l) above, or any action which would make any of the representations or warranties of the Company or the Sellers untrue or incorrect.

If the Company wishes to obtain the consent of Buyer to take actions for which prior consent is required pursuant to this Section 7.1, the Company shall request such consent in a writing delivered to the attention of the Chief Executive Officer of Buyer.  A consent signed by such officer(s) shall be deemed sufficient for purposes hereof.

7.2 Reasonable Access; Confidentiality.

(a) From the date hereof until the Closing Date or the earlier termination of this Agreement, and subject to applicable Law, the Company shall give and shall cause the Subsidiaries to give Buyer and its representatives, upon reasonable notice to the Seller Representative or its representatives, reasonable access, during normal business hours, to the assets, properties, books, records, employees and agreements of the Company and the Subsidiaries and the Company shall, and shall cause the Subsidiaries to, permit Buyer to make such inspections (but excluding sampling or testing of the Environment without the Seller Representative’s prior written consent (provided such consent shall not be unreasonably withheld or delayed)) as Buyer may reasonably require and to furnish Buyer during such period with all such information relating to the Company and the Subsidiaries as Buyer may from time to time reasonably request.  Notwithstanding the broad scope of the foregoing, the Company shall provide Buyer with access to the Company’s inventory to conduct an inventory audit from August 6-9, 2010.

(b) Any information provided to or obtained by Buyer pursuant to clause (a) above will be subject to the Confidentiality Agreement, dated June 13, 2010 entered into by Buyer or its Affiliate for the benefit of the Company (the “Confidentiality Agreement”), and must be held by Buyer in accordance with and be subject to the terms of the Confidentiality Agreement.

(c) Prior to the Closing, Buyer agrees to be bound by and comply with the provisions set forth in the Confidentiality Agreement as if such provisions were set forth herein, and such provisions are hereby incorporated herein by reference, the Confidentiality Agreement shall terminate as to Buyer as of the date of Closing.

7.3 Publicity.  Except as may be required to comply with the requirements of any applicable Law or the rules and regulations of any stock exchange or national market system upon which the securities of Buyer are listed, no party will issue any press release or other public announcement prior to the Closing Date relating to the subject matter of this Agreement or the transactions contemplated hereby without the prior written approval (which approval will not be unreasonably withheld, conditioned or delayed) of in the case of a press release or other public announcement by Buyer, the Seller Representative and in the case of a press release or other public announcement by the Company or any Seller, Buyer; provided, however, that after the Closing, Buyer will be entitled to issue any such press release or make any such other public announcement without obtaining such prior approvals.  For purposes of clarity, nothing herein shall limit the Seller Representative’s ability to provide information relating to this Agreement to its Affiliates on a confidential basis.

7.4 Records.  With respect to the financial books and records and minute books of the Company and the Subsidiaries relating to matters on or prior to the Closing Date:  (a) for a period of two (2) years (or such shorter period as permitted by the Company’s applicable document retention policy) after the Closing Date, Buyer shall not cause or permit their destruction or disposal without first offering to surrender them to the Seller Representative; and (b) where there is legitimate purpose and subject to the delivery of a confidentiality agreement in a form reasonably acceptable to Buyer, Buyer shall allow the Seller Representative and its respective representatives access to such books and records during regular business hours.

7.5 Indemnification.  The Seller Representative has procured and shall maintain an extended reporting period endorsement under the Company’s existing directors’ and officers’ liability insurance coverage for the Company’s current and former directors and officers that provides such directors and officers with coverage for six (6) years following the Closing.

7.6 Update and Disclosure.

(a) From the date hereof through the Closing Date or the earlier termination of this Agreement, Buyer and the Seller Representative shall promptly give written notice to the other parties of any event, condition or circumstance occurring from the date hereof through the Closing Date or earlier termination of this Agreement that would cause any representation or warranty of Buyer, on the one hand, or the Company or any Seller, on the other hand, respectively, contained herein to become misleading, inaccurate or false or that would constitute a violation or breach of this Agreement, or that would make the timely satisfaction of any of the conditions set forth in Article VIII impossible or unlikely.

(b) Each of the Company, the Sellers and Buyer shall give reasonable notice to the other of:  (i) any written or, to the Company’s Knowledge, oral notice from any person alleging that the Consent of such person is or may be required in connection with the transactions contemplated by this Agreement; (ii) any written or, to the Company’s Knowledge, oral notice from any Governmental Authority in connection with the transactions contemplated by this Agreement; (iii) any litigation that is filed relating to or involving or otherwise affecting the Company, the Sellers or Buyer that relates to the transactions contemplated by this Agreement; and (iv) any change that could reasonably be expected to impair in any material respect the ability of either the Company, the Sellers or Buyer to consummate the transactions contemplated by this Agreement.

7.7 Efforts; Cooperation.  Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement and to obtain satisfaction or waiver of the conditions precedent to the consummation of the transactions contemplated hereby, including (a) obtaining all of the necessary Consents from Governmental Authorities and other third parties and the making of all filings and the taking of all steps as may be necessary to obtain Consent from, or to avoid an Action by, any Governmental Authority, (b) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed and (c) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

7.8 Post Closing Cooperation.  After the Closing, the Seller Representative shall (and shall use reasonable efforts to cause each of the Sellers to) provide Buyer (at Buyer’s reasonable cost and expense) with such cooperation and information relating to the Company as Buyer reasonably may request in defending or pursuing any Action.

7.9 No Negotiation.  During the Interim Period, the Company and the Sellers shall not, and shall not authorize or permit any of their respective directors, officers, employees, agents or representatives, to, directly or indirectly:

(a) solicit or encourage the initiation of any inquiry, proposal or offer from any Person (other than Buyer or its Affiliates) relating to a possible Acquisition Transaction;

(b) participate in any discussions or negotiations or enter into any agreement with, or provide any non-public information to, any Person (other than Buyer or its Affiliates) relating to or in connection with a possible Acquisition Transaction; or

(c) consider, entertain or accept any proposal or offer from any Person (other than Buyer or its Affiliates) relating to a possible Acquisition Transaction.

The Company shall promptly (and in no event later than two (2) Business Days after receipt of any inquiry or indication of interest that could reasonably lead to any Acquisition Transaction or any request for nonpublic information relating to a potential Acquisition Transaction) advise Buyer orally and in writing of any such inquiry or indication of interest that could reasonably lead to any Acquisition Transaction or any request for nonpublic information relating to a potential Acquisition Transaction (including the terms thereof) that is made or submitted by any Person during the Interim Period.  Company shall keep Buyer reasonably informed with respect to the status of any such offer, proposal, inquiry or indication of interest contemplating or otherwise relating to any Acquisition Transaction and any modification or proposed modification thereto.

7.10 Contract Termination.  On or prior to August 6, 2010 the Company shall deliver to Buyer a proposed contract termination letter as set forth on, and subject to the provisions of, Schedule 7.10.

7.11 Transfer Taxes.  All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) imposed in connection with this Agreement will be borne and timely paid one-half by Buyer and one-half by the Sellers and the parties, at their shared expense, will cause to be timely filed all necessary Tax Returns and other documentation.

ARTICLE VIII
CONDITIONS TO CLOSING

8.1 Conditions to Obligations of the Sellers.  The obligations of the Sellers to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver (if permitted by applicable Law) at or prior to the Closing of each of the following conditions:

(a) The representations and warranties of Buyer set forth in this Agreement and in each of the other agreements, schedules and instruments delivered by Buyer in connection with the transactions contemplated by this Agreement shall have been accurate in all material respects as of the date of this Agreement (without giving effect to any materiality or material adverse effect qualifications contained therein) and must be true and correct in all material respects (without giving effect to any materiality or material adverse effect qualifications contained therein) as of the Closing Date as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date).

(b) Buyer must have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing.

(c) Buyer must have delivered to the Sellers the items required by Section 3.3.

(d) None of the parties hereto will be subject to any Order of a court of competent jurisdiction that prohibits the consummation of the transactions contemplated by this Agreement.

8.2 Conditions to Obligations of Buyer.  The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver (if permitted by applicable Law) at or prior to the Closing of each of the following conditions:

(a) The representations and warranties of the Company and the Sellers set forth in this Agreement and in each of the other agreements, schedules and instruments delivered by the Company and the Sellers in connection with the transactions contemplated by this Agreement shall have been accurate in all material respects as of the date of this Agreement (without giving effect to any materiality or material adverse effect qualifications contained therein) and must be true and correct in all material respects (without giving effect to any materiality or material adverse effect qualifications contained therein) as of the Closing Date as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date).

(b) The Sellers and the Company must have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date.

(c) The Sellers must have delivered to Buyer the items required by Section 3.2.

(d) None of the parties hereto will be subject to any Order of a court of competent jurisdiction that prohibits the consummation of the transactions contemplated by this Agreement.

(e) The Company shall have caused, at Buyer’s expense, the Company’s auditors to commence the procedures necessary to update the Audited Financial Statements for fiscal year end January 2, 2010 promptly following the date of this Agreement, but in any event prior to August 6, 2010.

(f) Since the date of this Agreement, there shall have been no Material Adverse Effect on the Company.

8.3 Frustration of Closing Conditions.  Neither the Sellers nor Buyer may rely on the failure of any condition set forth in Section 8.1 or Section 8.2, as the case may be, to be satisfied if such failure was caused by such party’s failure to comply with its obligations to consummate the transactions contemplated by this Agreement as required by and subject to Section 7.7.

ARTICLE IX
TERMINATION OF AGREEMENT

9.1 Termination.  Notwithstanding any other provision of this Agreement, this Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of Buyer, the Company and the Seller Representative (on behalf of the Sellers);

(b) by Buyer, on the one hand, or the Company and the Seller Representative (on behalf of the Sellers), on the other hand, upon written notice to the other party, if the transactions contemplated by this Agreement have not been consummated on or prior to August 31, 2010 or such later date, if any, as Buyer and the Seller Representative agree upon in writing (the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(b) is not available to any party whose breach of any provision of this Agreement results in or causes the failure of the transactions contemplated by this Agreement to be consummated by such time;

(c) by Buyer, on the one hand, or the Company and the Seller Representative (on behalf of the Sellers), on the other hand, upon written notice to the other party, if a Governmental Authority of competent jurisdiction and residing in a jurisdiction in which the Company or any Subsidiary does business has issued an Order or any other action permanently enjoining, restraining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, and such Order has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(c) is not available to any party whose breach of any provision of this Agreement results in or causes such Order or other action or such party is not in compliance with its obligations under Section 7.7;

(d) by the Seller Representative and the Company, if (i) Buyer has breached or failed to perform any of its covenants or other agreements contained in this Agreement to be complied with by Buyer such that the closing condition set forth in Section 8.1(b) would not be satisfied or (ii) there exists a breach of any representation or warranty of Buyer contained in this Agreement such that the closing condition set forth in Section 8.1(a) would not be satisfied, and in the case of both (i) and (ii) above, such breach or failure to perform is not cured within thirty (30) days after receipt of written notice thereof (but in no event later than the Termination Date) or is incapable of being cured by Buyer by the Termination Date; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(d) is not available to any party who (A) breached any representation or warranty contained in this Agreement such that the closing condition set forth in Section 8.2(a) would not be satisfied or (B) failed to perform any of its covenants; or

(e) by Buyer, if (i) the Sellers or the Company have breached or failed to perform any of their covenants or other agreements contained in this Agreement to be complied with by them such that the closing condition set forth in Section 8.2(b) would not be satisfied or (ii) there exists a breach of any representation or warranty of the Sellers or the Company contained in this Agreement such that the closing condition set forth in Section 8.2(a) would not be satisfied, and in the case of both (i) and (ii) above, such breach or failure to perform is not cured within thirty (30) days after receipt of written notice thereof (but in no event later than the Termination Date) or is incapable of being cured by the Sellers by the Termination Date; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(e) is not available if Buyer (A) breached any representation or warranty contained in this Agreement such that the closing condition set forth in Section 8.1(a) would not be satisfied or (B) failed to perform any of its covenants.

9.2 Effect of Termination.  In the event of termination of this Agreement pursuant to Section 9.1 by either Buyer, on the one hand, or the Seller Representative and the Company, on the other hand, this Agreement will become void and have no effect effective immediately upon the delivery of written notice of the terminating party to the other party hereto (or upon expiration of the applicable cure period if this Agreement is terminated pursuant to Section 9.1(d) or (e)), without any liability or obligation on the part of Buyer or the Sellers, other than the provisions of Section 7.2(b), Section 7.3, this Section 9.2, and Article XI which will survive any termination of this Agreement; provided, however, that nothing herein will relieve any party from any liability for any breach by such party of its covenants or agreements set forth in this Agreement.

9.3 Treatment of Deposit.

(a) In the event of the termination of this Agreement pursuant to Section 9.1(d), Buyer and the Seller Representative shall cause the Escrow Agent to immediately release the Deposit (plus any interest earned on the Deposit) to the Company pursuant to the terms of the Deposit Escrow Agreement and Buyer shall have no claims to the return of the Deposit.

(b) In the event of the termination of this Agreement for any reason other than pursuant to Section 9.1(d), Buyer and the Seller Representative shall cause the Escrow Agent to immediately release the Deposit (plus any interest earned on the Deposit) to Buyer pursuant to the terms of the Deposit Escrow Agreement and the Company and the Sellers shall have no claims to the Deposit.

ARTICLE X
REMEDIES

10.1 Indemnification by Buyer.  Buyer will indemnify and hold harmless the Sellers and their respective successors and permitted assigns, and the officers, employees, directors, managers, members, partners and stockholders of the Sellers and their heirs and personal representatives (collectively, the “Seller Indemnitees”) from and against, and will pay to the Seller Indemnitees the amount of, any and all out-of-pocket losses, liabilities, claims, damages, penalties, fines, judgments, awards, settlements, Taxes, costs, fees (including reasonable investigation fees), expenses (including reasonable attorneys’ fees) and disbursements (collectively, “Losses”) actually incurred by any of the Seller Indemnitees following the Closing Date based upon any breach of or inaccuracy in the representations and warranties of Buyer contained in Section 6.1 (Investment Intent) and Section 6.2 (Authority, Validity and Effect).

10.2 Indemnification by the Preferred Stockholders.

(a) Each Preferred Stockholder will severally, on a pro-rata basis based on the percentages set forth on Exhibit A-1, indemnify and hold harmless Buyer and its Affiliates (including, after the Closing, the Company) and each of their respective successors and permitted assigns, officers, employees, directors, members, managers, stockholders, representatives and agents (collectively, the “Buyer Indemnitees”) from and against, and will pay to the Buyer Indemnitees the amount of, any Losses actually incurred by any of the Buyer Indemnitees based upon any breach of or inaccuracy in the representations and warranties of the Sellers or the Company contained in Section 4.1 (Capitalization and Title) and Section 4.3 (Authority).

(b) Each Preferred Stockholder will indemnify and hold harmless the Buyer Indemnitees from and against, and will pay to the Buyer Indemnitees the amount of, any Losses actually incurred by any of the Buyer Indemnitees based upon any breach of or inaccuracy in the representations and warranties of such Preferred Stockholder contained in Section 5.1 (Authority, Validity and Effect) and Section 5.2 (Title).  No Seller will be liable for any claim with respect to another Seller's breach of any representation or warranty contained in Article V.

(c) Except in the case of fraud, intentional misrepresentation or willful misconduct committed by such Seller, notwithstanding anything to the contrary in this Agreement, no Seller will be liable for any amount under this Agreement in excess of his or its portion of the Purchase Price actually received by such Seller on the Closing Date.

10.3 Survival.  The representations and warranties set forth in Section 4.1 (Capitalization and Title), Section 4.3(c) (Authority), Section 5.1 (Authority, Validity and Effect), Section 5.2 (Title), Section 6.1 (Investment Intent) and Section 6.2 (Authority, Validity and Effect) will survive the Closing Date for a period of 90 days, at which point such representations and warranties and any claim for indemnification on account thereof or otherwise will terminate, except for pending claims brought prior to the 90-day anniversary of the Closing Date.  Except as explicitly set forth in the prior sentence, none of the representations and warranties in this Agreement or in any Schedule, instrument or other document delivered pursuant to this Agreement will survive the Closing Date.

10.4 Exclusive Remedy.  Except in the case of fraud, intentional misrepresentation or willful misconduct, the parties agree that, from and after the Closing Date, the exclusive remedies of the parties for any Losses based upon, arising out of or otherwise in respect of the matters set forth in this Agreement are the indemnification or reimbursement obligations of the parties set forth in this Article X.

10.5 No Implied Representations. Except in the case of any claims for fraud, each of Buyer, the Company and the Sellers acknowledge that, except as expressly provided in  this Agreement, no party hereto, and none of the representatives of any party hereto, has made or is making any representations or warranties whatsoever, implied or otherwise.

ARTICLE XI
MISCELLANEOUS AND GENERAL

11.1 Seller Representative.

(a) The Seller Representative is hereby constituted and appointed as exclusive proxy, representative, agent and attorney-in-fact for and on behalf of the other Sellers, with full power of substitution, to make all decisions and determinations and to act and execute, deliver and receive all documents, instruments and consents on behalf of and as agent for such Sellers at any time in connection with, and that may be necessary or appropriate to accomplish the intent and implement the provisions of this Agreement.  Without limiting the generality of the foregoing, the Seller Representative has full power and authority, on behalf of each Seller and his or her successors and assigns, to (i) interpret the terms and provisions of this Agreement and the documents to be executed and delivered by the Sellers in connection herewith, (ii) execute and deliver and receive deliveries of all agreements, certificates, statements, notices, approvals, extensions, waivers, undertakings, amendments and other documents required or permitted to be given in connection with the consummation of the transactions contemplated by this Agreement, (iii) receive service of process in connection with any claims under this Agreement, (iv) agree to, negotiate and enter into settlements and compromises of, assume the defense of claims and comply with Orders with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Seller Representative for the accomplishment of the foregoing, (v) give and receive notices and communications, (vi) take all actions necessary or appropriate in the judgment of the Seller Representative on behalf of the Sellers in connection with this Agreement, (vii) make any determinations and settle any matters in connection with the adjustments to the Purchase Price in Section 2.3 and Section 2.4, and (viii) use the Representative Fund Amount to pay, or establish a reserve for, any costs, fees, expenses and other liabilities incurred by the Seller Representative (in its capacity as such) in connection with this Agreement and its obligations hereunder.  By executing this Agreement, the Seller Representative accepts the appointment, authority and power contemplated by this Section 11.1.

(b) Such agency may be changed by the Seller Representative from time to time upon not less than five (5) days prior written notice to Buyer (so long as such change is reasonably acceptable to Buyer).  The Seller Representative, or any successor hereafter appointed, may resign at any time by written notice to Buyer.  Such written notice to the Buyer shall include the Seller Representative’s appointment of a successor (and such successor shall be reasonably acceptable to Buyer).  All power, authority, rights and privileges conferred in this Agreement to the Seller Representative will apply to any successor Seller Representative.

(c) The Seller Representative will not be liable for any act done or omitted under this Agreement as Seller Representative while acting in good faith, and any act taken or omitted to be taken pursuant to the advice of counsel will be conclusive evidence of such good faith.  Buyer agrees that it will not look to the personal assets of the Seller Representative, acting in such capacity, for the satisfaction of any obligations to be performed by the Company (pre-Closing) or the Sellers and the Seller Representative will not look to Buyer or, post-Closing, the Company for any of the Sellers’ indemnification obligations hereunder.  In performing any of its duties under this Agreement or any agreements or documents executed and delivered in connection herewith, the Seller Representative will not be liable to the Sellers for any losses any that such Person may incur as a result of any act, or failure to act, by the Seller Representative under this Agreement or any agreements or documents executed and delivered in connection herewith, and the Seller Representative will be indemnified and held harmless by the Sellers for all losses, except to the extent that the actions or omissions of the Seller Representative were taken or omitted not in good faith.  The limitation of liability and indemnification provisions of this Section 11.1(c) will survive the termination of this Agreement and the resignation of the Seller Representative.

(d) The appointment of the Seller Representative is coupled with an interest and may not be revoked in whole or in part (including, without limitation, upon the death or incapacity of any Seller). Such appointment shall be binding upon the heirs, executors, administrators, estates, personal representatives, officers, directors, security holders, successors and assigns of each Seller. All decisions of the Seller Representative shall be final and binding on all of the Sellers and no securityholder shall have the right to object, dissent, protest or otherwise contest the same. Buyer shall be entitled to rely upon, without independent investigation, any act, notice, instruction or communication from the Seller Representative and any document executed by the Seller Representative on behalf of any Seller and shall be fully protected in connection with any action or inaction taken or omitted to be taken in reliance thereon.

11.2 Expenses.  Except as set forth in this Agreement, all costs and expenses (including all legal, accounting, broker, finder or investment banker fees) incurred in connection with this Agreement and the transactions contemplated hereby are to be paid, in the case of the Company, by the Company (if the transactions contemplated by this Agreement are not consummated), or will be treated as Selling Expenses (if the transactions contemplated by this Agreement are consummated) to the extent unpaid at the Closing, in the case of Buyer, by Buyer, and in the case of each Seller, by such Seller.

11.3 Successors and Assigns.  This Agreement is binding upon and inures to the benefit of the parties hereto and their respective successors and permitted assigns, but is not assignable by any party without the prior written consent of the other parties hereto; provided, however, Buyer may, without consent, assign all such rights to any Person that controls, is controlled by or under common control with Buyer or to any entity that acquires substantially all of the assets of Buyer or survives any merger with Buyer.  Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

11.4 Third Party Beneficiaries.  Except as set forth in Section 7.5 and the rights of the Indemnitees under Article X (which is intended to be for the benefit of the parties indemnified thereby and may be enforced by such parties), each party hereto intends that this Agreement does not benefit or create any right or cause of action in or on behalf of any Person other than the parties hereto.

11.5 Further Assurances.  The parties shall execute such further instruments and take such further actions as may reasonably be necessary to carry out the intent of this Agreement.  Each party hereto shall cooperate affirmatively with the other parties, to the extent reasonably requested by such other parties, to enforce rights and obligations herein provided.

11.6 Notices.  Any notice or other communication provided for herein or given hereunder to a party hereto must be in writing, and (a) sent by facsimile transmission, (b) electronic mail, (c) delivered in person, (d) mailed by first class registered or certified mail, postage prepaid, or (e) sent by Federal Express or other overnight courier of national reputation, addressed as follows:

If to the Company (only after Closing) or Buyer:

c/o U.S. Auto Parts Network, Inc.
17150 South Margay Avenue
Carson, CA 90746
Attention: Vice President Legal
Fax:  (310) 735-0553
email:  akrallman@usautoparts.com

If to the Company (only prior to Closing) or the Seller Representative:

The Riverside Company
45 Rockefeller Center
630 Fifth Avenue, Suite 2400
New York, New York 10111
Attention:  Chief Financial Officer
Fax: (212) 265-6478
email:  brs@riversidecompany.com

with a copy to:

Jones Day
901 Lakeside Ave.
Cleveland, OH, 44114
Attention: Lisa S. Lathrop
Fax: (216) 579-0212
email: lslathrop@jonesday.com

or to such other address with respect to a party as such party notifies the other in writing as above provided.  Each such notice or communication will be effective (i) if given by facsimile, when the successful sending of such facsimile is electronically confirmed, (ii) if given by electronic mail, when electronic evidence of receipt is received, or (iii) if given by any other means specified in the first sentence of this Section 11.6, upon delivery or refusal of delivery at the address specified in this Section 11.6.

11.7 Complete Agreement.  This Agreement and exhibits and schedules hereto and the other documents delivered by the parties in connection herewith, together with the Confidentiality Agreement, contain the complete agreement between the parties hereto with respect to the transactions contemplated hereby and thereby and supersede all prior agreements and understandings between the parties hereto with respect thereto.

11.8 Captions.  The captions contained in this Agreement are for convenience of reference only and do not form a part of this Agreement.

11.9 Amendment.  This Agreement may be amended or modified only by an instrument in writing duly executed by the Seller Representative and Buyer.

11.10 Waiver.  The Seller Representative or Buyer may (a) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (b) waive compliance with any of the covenants, agreements or conditions contained herein, to the extent permitted by applicable Law.  Any agreement to any such waiver will be valid only if set forth in a writing signed by the Seller Representative, on behalf of the Sellers if the Sellers are making the waiver, or Buyer.  No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.  Any waiver shall not be applicable or have any effect except in the specific instance in which it is given.

11.11 Conflict of Interest.  If the Sellers or the Seller Representative so desire, and without the need for any consent or waiver by the Company or Buyer, Jones Day is permitted to represent the Sellers and/or the Seller Representative after the Closing in connection with any matter, including without limitation anything related to the transactions contemplated by this Agreement or any disagreement or dispute relating thereto.  Without limiting the generality of the foregoing, after the Closing, Jones Day is permitted to represent the Sellers, the Seller Representative, any of their agents and affiliates, or any one or more of them, in connection with any negotiation, transaction or dispute (“dispute” includes litigation, arbitration or other adversary proceeding) with Buyer, the Company or, any Subsidiary any of their respective agents or affiliates under or relating to this Agreement, any transaction contemplated by this Agreement, and any related matter, such as claims for indemnification and disputes involving employment or noncompetition or other agreements entered into in connection with this Agreement.  Upon and after the Closing, the Company and the Subsidiaries shall cease to have any attorney-client relationship with Jones Day, unless and to the extent Jones Day is specifically engaged in writing by the Company or any Subsidiary to represent the Company or any Subsidiary after the Closing and either such engagement involves no conflict of interest with respect to Sellers or the Seller Representative or the Sellers, or the Seller Representative (as applicable) consent in writing at the time to such engagement.

11.12 Governing Law.  This Agreement is to be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without regard to its rules of conflict of laws. Without limiting the procedures expressly set forth in Sections 2.3 or 2.4, in any action between any of the parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement: (a) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state and federal courts located in Delaware; (b) if any such action is commenced in a state court, then, subject to applicable law, no party shall object to the removal of such action to any federal court located in Delaware; (c) each of the parties irrevocably waives the right to trial by jury; and (d) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance with Section 11.6.

11.13 Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.  If any provision of this Agreement is so broad as to be unenforceable, the provision will be interpreted to be only so broad as is enforceable.  If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.  In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

11.14 Counterparts; Electronic Transmission.  This Agreement may be executed in two or more counterparts (any of which may be delivered by facsimile or email transmission), each of which will be deemed an original, but all of which together will constitute one and the same instrument.

11.15 Attorneys’ Fees.  If any action or proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

11.16 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

(b) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

[Signatures on Following Pages]

       IN WITNESS WHEREOF, Buyer, the Sellers and the Seller Representative have caused this Agreement to be executed as of the day and year first above written.

COMPANY:

AUTOMOTIVE SPECIALTY ACCESSORIES AND PARTS, INC.

By:     /s/ KRISTIN A. NEWHALL
Name:  Kristin A. Newhall
Title:    President and Assistant Secretary

SELLER REPRESENTATIVE:

2000 RIVERSIDE CAPITAL APPRECIATION FUND, L.P.

By: Riverside Capital Associates 2000, LLC, its general partner

By:     /s/ STEWART A. KOHL
Name:  Stewart A. Kohl
Title:    Co-Chief Executive Officer

SELLER:

   /s/ JAMES J. NELSON
NAME:  James J. Nelson

SELLER:

   /s/ THOMAS WEST
NAME:  Thomas West

SELLER:

   /s/ JEROME MASCITTI
NAME:  Jerome Mascitti

SELLER:

   /s/ JOHN MILOS
NAME:  John Milos

SELLER:

   /s/ EUGENE GEIGER
NAME:  Eugene Geiger

SELLER:

   /s/ WILLIAM BR HOBBS
NAME:  William BR Hobbs

SELLER:

   /s/ CHRISTOPHER E. KROHN
NAME:  Christopher E. Krohn

SELLER:

   /s/ GEOFFREY ROBERTSON
NAME:  Geoffrey Robertson

SELLER:

   /s/ GREGORY R. HERMAN
NAME:  Gregory R. Herman

SELLER REPRESENTATIVE:

2000 RIVERSIDE CAPITAL APPRECIATION FUND, L.P.

By: Riverside Capital Associates 2000, LLC, its general partner

By:     /s/ STEWART A. KOHL
Name:  Stewart A. Kohl
Title:    Co-Chief Executive Officer

BUYER: GO FIDO, INC. By: /s/ SHANE EVANGELIST Name: Shane Evangelist Title: Chairman